Globalstar Transfers to Nasdaq Global Select Market

Globalstar to implement a 1-for-15 Reverse Stock Split effective February 11, 2025

Covington, LA, Feb. 7, 2025 -- Globalstar, Inc. (NYSE American: GSAT) (“Globalstar” or the “Company”), a next-generation telecommunications infrastructure and technology provider, today announced that it intends to (i) implement the previously-disclosed reverse stock split and related charter amendments and to voluntarily transfer the listing of its common stock, par value $0.0001 per share (the “Common Stock”) from the NYSE American LLC (“NYSE American”) effective following the close of trading on February 10, 2025, and (ii) transfer the listing of its Common Stock to the Nasdaq Global Select Market (“Nasdaq”) effective February 11, 2025. Upon transferring, Globalstar expects to meet the eligibility requirements for inclusion in the Nasdaq Composite Index.

“This strategic decision to complete a reverse stock split and uplist to the Nasdaq Global Select Market reflects the strong growth trajectory in our business. With these changes, we expect to enhance our visibility, attract a more diverse and institutional shareholder base, and improve overall liquidity,” said Dr. Paul E. Jacobs, Chief Executive Officer of Globalstar.

The Company plans to file today with the Delaware Secretary of State a Certificate of Amendment to the Company’s certificate of incorporation to (i) effect the reverse stock split at a ratio of 1 for 15 for each share of Common Stock effective as of February 10, 2025 at 5:30 PM ET (the “Effective Time”) and (ii) reduce the number of shares of Common Stock authorized under the certificate of incorporation in proportion to the reverse stock split ratio.

As a result of the implementation of the reverse stock split, every 15 shares of issued and outstanding Common Stock will be automatically combined at the Effective Time into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares will be issued as a result of the reverse stock split. Any fractional shares that would otherwise have resulted from the reverse stock split will be rounded up the next whole number. The number of authorized shares of Common Stock under the Company’s certificate of incorporation as amended by the Certificate of Amendment will be reduced to 143,333,334 shares of Common Stock.

Furthermore, as a result of the reverse stock split, the Company expects the last day of trading of its Common Stock on the NYSE American to be February 10, 2025. The Company expects its Common Stock will begin trading on the Nasdaq on a split-adjusted basis under new CUSIP number 378973507 on February 11, 2025, the first trading day after the Effective Time, and will continue to trade under the symbol “GSAT.”

Computershare Trust Company, N.A. (“Computershare”), the Company’s transfer agent, will act as the exchange agent for the reverse stock split. Stockholders with certificated shares will receive a letter of transmittal from Computershare with instructions on how to surrender certificates representing pre-split shares. Stockholders with book-entry shares or who hold their shares through a bank, broker or other nominee will not need to take any action.

Additional information about the reverse stock split and charter amendments can be found in the Company’s definitive information statement filed with the U.S. Securities and Exchange Commission on December 27, 2024.

About Globalstar, Inc.

Globalstar empowers its customers to connect, transmit, and communicate in smarter ways – easily, quickly, securely, and affordably – offering reliable satellite and terrestrial connectivity services as an international telecom infrastructure provider. The Company’s low Earth orbit (“LEO”) satellite constellation ensures secure data transmission for connecting and protecting assets, transmitting critical operational data, and saving lives for consumers, businesses, and government agencies across the globe. Globalstar’s terrestrial spectrum, Band 53, and its

5G variant, n53, offer carriers, cable companies, and system integrators a versatile, fully licensed channel for private networks with a growing ecosystem to improve customer wireless connectivity, while Globalstar’s XCOM RAN product offers significant capacity gains in dense wireless deployments. In addition to SPOT GPS messengers, Globalstar offers next-generation internet of things (“IoT”) hardware and software products for efficiently tracking and monitoring assets, processing smart data at the edge, and managing analytics with cloud-based telematics solutions to drive safety, productivity, and profitability. For more information, visit www.globalstar.com.

Forward-Looking Statements

Certain statements contained in this press release other than purely historical information, including, but not limited to, expectations regarding the timing of completion of the reverse stock split, and delisting from NYSE American and listing on Nasdaq are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those described under Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in the Company’s other filings with the SEC. The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release to reflect actual results, future events or circumstances or changes in our assumptions, business plans or other changes.

Investor Contact Information:
investorrelations@globalstar.com